SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                    000-24623

                                                                   CUSIP NUMBER
                                                                    6444 6R108
 (Check One:):

 [ ]   FORM 10-K and FORM 10-KSB
 [ ]   FORM 11-K
 [ ]   FORM 20-F
 [X]   FORM 10-Q and FORM 10-QSB
 [ ]   FORM N-SAR

 For Period Ended: September 30, 2002
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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

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         If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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 Part I - Registrant Information
 ===============================================================================

 Full Name of Registrant
 Former Name if Applicable

         NEW GENERATION HOLDINGS, INC. (formerly New Generation Plastic, Inc.)

         245 PARK AVENUE, 39th Floor
         -----------------------------------------------------------------------
         Address of Principal Executive Office (street and number)

         NEW YORK, NEW YORK  10022
         -----------------------------------------------------------------------
         City, State and Zip Code


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 Part II - Rules 12b-25 (b) and (c)
 ===============================================================================

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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 Part III - Narrative
 ===============================================================================

         State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant is awaiting information from third parties relating to the Registrant's foreign operations in order to complete the preparation of the Company's September 30, 2002 Form 10-QSB. Accordingly, the Registrant requests a 5-day extension until November 19, 2002 to file its SEC Form 10-QSB.




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 PART IV - OTHER INFORMATION
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         (1) Name and  telephone  number of person to  contact in regard to this notification

               Thomas Marshall             212-937-5054
          -----------------------------------------------------
                    (Name)              (Telephone Number)

         (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes     [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ ] Yes     [X] No


         If  so:  attach  an  explanation  of  the  anticipated   change,   both
 narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


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         NEW GENERATION HOLDINGS, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                    NEW GENERATION HOLDINGS, INC.


Date: November 14, 2002             By: /s/ Thomas Marshall
                                    --------------------------------------------
                                    Thomas Marshall
                                    Executive Vice President and General Counsel



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